EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
SJNB Financial Corp.:

     We hereby consent to the incorporation by reference in the Registration Statement (No. 333-89013) on Form S-8 of SJNB Financial Corp. of our report dated January 14, 1999, relating to the consolidated balance sheets of SJNB Finanicial Corp. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of SJNB Finanical Corp.


                                  /s/ KPMG LLP


San Francisco, California
February 4, 2000